Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of Third Coast Bancshares, Inc. filed pursuant to Rule 462(b) under the Securities Act of 1933, as amended, of our report dated April 7, 2021, relating to our audit of the consolidated financial statements of Third Coast Bancshares, Inc. and Subsidiary as of and for the years ended December 31, 2020 and 2019, which appears in the Registration Statement on Form S-1 (File No. 333-260291). We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-1 (No. 333-260291) incorporated by reference in this Registration Statement.

/s/ Whitley Penn LLP

Austin, Texas

November 8, 2021